United States
                       Securities and Exchange Commission
                             Washington, D.C. 20549

                                    Form S-8

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

               ENVIRONMENTAL OIL PROCESSING TECHNOLOGY CORPORATION
             (Exact name of registrant as specified in its charter)

               UTAH                                             82-0520055
     (State of Incorporation)                                Employer I.D. No.

    2801 Brandt Avenue, Nampa, Idaho                              83687
(Address of principal executive offices)                        (Zip Code)

                              CONSULTING AGREEMENT
                            (Full title of the plan)

                            N. Tod Tripple, President
                               2801 Brandt Avenue
                               Nampa, Idaho 83687
                     (Name and address of agent for service)
                                  208-463-0063
                     (Telephone number of agent for service)

                 Copies of all communications, should be sent to
                              John R . Hansen, Jr.
                                 Attorney at Law
                              1595 S. Lakemoor Way
                               Eagle, Idaho 83616
                    phone (208) 938-4207, fax (208) 938-4209

                         CALCULATION OF REGISTRATION FEE

Title of Securities   Amount to be   Proposed Maximum    Proposed Maximum    Amount of
to be registered       registered     offering price    aggregate offering   registration fee
                                        per share
---------------------------------------------------------------------------------------------
 No Par Common       6,564,999(1)        $7.81(2)          $51,272,642          $12,818

(1) Consulting Agreement between the corporation and Steven Antebi effective January 2, 2001, agrees to the issuance of 6,564,999 shares and options for 1,250,000 shares at $3.00 per share in exchange for agreeing to provide and for providing consulting services to be rendered pursuant to the Consulting Agreement. The options are exercisable at any time prior to 60 months from the date of executing the Consulting Agreement.

(2) Based on the average of the high and low prices reported in the consolidated reporting system on Friday January 5, 2001, pursuant to Rule 457(c) under the Securities Act, as amended.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

     The documents listed in (a) through (f) below have been filed by Registrant with the Commission and are incorporated herein by reference.

     1. The Registrant's Registration Statement on Form 10-SB, SEC File No. 0-29509.

     2. All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the registration document referred to in (a) above, including:

          (i)   The Registrant's Form 10-QSB for March 31, 2000.

          (ii)  The Registrant's Form 10-QSB for June 30, 2000.

          (iii) The Registrant's Amended Form 10-QSB for June 30, 2000.

          (iv) The Registrant's Form 8-K dated October 27, 2000, and filed November 3, 2000.

          (v)   The Registrant's Form 10-QSB for September 30, 2000

     All documents subsequently filed by the Registrant pursuant to Section 13(a), 13(c), 14 and 15(d) of the Exchange Act , prior to the filing of any post-effective amendment which indicates that all securities covered by this registration have been sold or which de-registers all such securities then remaining unsold shall be deemed to be incorporated by reference herein

     3. The Form 10SB Registration Statement contains the following description of securities of Registrant:

     The "...Corporation presently has one class of capital stock authorized consisting of 100,000,000 shares of voting Common stock, without par value, as amended on February 7, 2000."

     "The holders of the Company's Common Stock are entitled to one vote per share on each

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

matter submitted to vote at any meeting of shareholders. The shares of Common Stock do not carry cumulative voting rights in the election of Directors."

     "Shareholders of the Company have no pre-emptive rights to acquire additional shares of Common Stock or other securities. The Common Stock is not subject to redemption rights and carries no subscription or conversions rights. In the event of liquidation of the Company, the share of Common Stock are entitled to share equally in corporate assets after satisfaction of all liabilities. All shares of the Common Stock now outstanding are fully paid for and non-assessable. and to be a part hereof from the date of filing of such documents."

     4. Form 10QSB for June 30, 2000, contains the following amendment of the description of securities:

     "By written action of a majority of the shareholders effective July 3, 2000, the Articles of Incorporation were amended (i) to change the name of TMI Holding Corporation to Environmental Oil Processing Technology Corporation, (ii) to increase the authorized capital of the Company to 200,000,000 shares of no par common stock, and (iii) to declare a 2 for 1 forward split of the issued and outstanding common stock. The Articles of Amendment were filed with the Secretary of State, Division of Corporations, of the State of Utah on July 25, 2000, and became effective on that date."

Item 4. Description of Securities.                              Not Applicable.

Item 5. Interests of Named Experts and Counsel.

     Counsel John R. Hansen, Jr. presently has 885,000 common shares of Registrant which were received, from time to time, prior to April 1, 1999, from individual shareholders for services rendered.

Item 6. Indemnification of Directors and Officers.

     The Company and its affiliates may not be liable to its shareholders for errors in judgment or other acts or omissions not amounting to intentional misconduct, fraud or a knowing violation of the law, since provisions have been made in the Articles of Incorporation and By Laws limiting such liability. The Articles of Incorporation and By Laws also provide for indemnification of the officers and directors of the Company in most cases for any liability suffered by them or arising out of their activities as officers and directors of the Company if they were not engaged in intentional misconduct, fraud or a knowing violation of the law.

     Insofar as indemnification for liabilities arising under the federal securities laws may be permitted to directors and controlling persons of the Registrant, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the law and is, therefore, unenforceable. In the event a demand for indemnification is made, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the questions

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


whether such indemnification by it is against public policy as expressed in the law and will be governed by the final adjudication of such issue.

Item 7. Exemption from Registration Claimed.                     Not Applicable

Item 8. Exhibits.

        Exhibit No.                     Description
        -----------                     -----------
           4                            Consulting Agreement

           5 & 23.1                     Opinion Letter and Consent by Counsel

           23.2                         Consent of auditor H.J. and Associates.


Item 9. Undertakings.

     The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to include any additional or changed material information on the plan of distribution.

     (2) For the purpose of determining liability under the Securities Act, to treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

     (3) To file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.


                                   SIGNATURES

The Registrant. Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Nampa, State of Idaho, on this 6th day of January, 2001.

                            Environmental Oil Processing Technology Corporation

                            By               /s/
                              ------------------------------------
                                  Norvin T. Tripple, President

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

     Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the date indicated.

      Signature                        Capacity                   Date
      ---------                        --------                   ----

         /s/                           Director              January 6, 2001
----------------------
Leo B.  (Tony) Tripple

         /s/                           Director              January 6, 2001
----------------------
  Marilyn J. Tripple

         /s/                           Director              January 6, 2001
----------------------
  Norvin T. Tripple


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